VILCORO PROPERTY

PROPERTY OPTION AGREEMENT

Dated January 22, 2007

Between:

ST. ELIAS MINES LTD.

and

GENEVA GOLD CORP.

INDEX

1.	GRANT OF FIRST OPTION	2
2.	GRANT OF SECOND OPTION	3
3.	TECHNICAL SERVICES AGREEMENT	4
4.	OPTIONS ONLY	4
5.	SHARE ISSUANCES	4
6.	TRANSFER OF TITLE	5
7.	RIGHT OF ENTRY	5
8.	REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR	5
9.	REPRESENTATIONS AND WARRANTIES OF GENEVA GOLD	6
10.	COVENANTS OF THE OPTIONOR	7
11.	COVENANTS OF GENEVA GOLD	8
12.	TERMINATION	9
13.	INDEPENDENT ACTIVITIES	10
14.	CONFIDENTIALITY OF INFORMATION	10
15.	ARBITRATION	11
16.	DELAYS	11
17.	ASSIGNMENT	12
18.	NOTICES	12
19.	GENERAL TERMS AND CONDITIONS	13

SCHEDULE "A":	The Property
SCHEDULE "B":	Material Terms of The Joint Venture Agreement
SCHEDULE "C":	Technical Services Agreement

VILCORO PROPERTY

PROPERTY OPTION AGREEMENT

                         THIS AGREEMENT is made as of the 10th day of November, 2006,

BETWEEN:

ST. ELIAS MINES LTD., a company duly incorporated under the laws of the Province of British Columbia and having its head office at #314 - 800 West Pender Street, Vancouver, B.C., V6C 2V6

(hereinafter referred to as the "Optionor")

OF THE FIRST PART,

AND:

GENEVA GOLD CORP. , a company duly incorporated under the laws of the State of Nevada and having its head office at 1005 Terminal Way, Suite 110, Reno Nevada, 89502

(hereinafter referred to as "Geneva Gold")

OF THE SECOND PART.

RECITALS

                         WHEREAS the Optionor, pursuant to an agreement (the "Underlying Agreement") dated January 15, 2007 between the Optionor and Emilsen Medina Inga, has the exclusive right to acquire a 95% interest in two exploration concessions situated in the Department of La Libertad, Republic of Peru, more particularly described in Schedule "A" attached hereto and made a part hereof (hereinafter collectively called the "Property");

                         AND WHEREAS the Optionor has agreed to grant to Geneva Gold an option to purchase a 66% interest in the Property;

                         AND WHEREAS Geneva Gold's common shares are quoted on the Over the Counter Bulletin Board (the "OTCBB");

                         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereafter set out, the parties hereto agree as follows:

1.          GRANT OF OPTION

1.01       The Optionor, in consideration of the sum of $10, the receipt and sufficiency of which is hereby acknowledged, hereby grants to Geneva Gold, on the terms and conditions hereinafter set out, the exclusive right and option (the "Option") to acquire a 66% undivided interest in and to the Property by paying to the Optionor the sum of $350,000 cash, by issuing to the Optionor 50,000 shares in the capital of Geneva Gold and by incurring, directly or indirectly, and paying for $2,500,000 in "Exploration Expenditures" (as hereinafter defined), to be respectively paid and issued to the Optionor and incurred and paid by Geneva Gold as follows:

(a)       the sum of $50,000 in cash, to be paid within five business days following the date (the "Effective Date") of the execution and delivery of this agreement;

(b)       50,000 common shares of Geneva Gold to be issued and delivered to the Optionor on or before the first anniversary of the Effective Date,

(c)       an additional $100,000 in cash to be paid by wire transfer in immediately available funds, and Exploration Expenditures of not less than $500,000 to be incurred and paid, both on or before the first anniversary of the Effective Date;

(d)       an additional $200,000 in cash to be paid by wire transfer in immediately available funds, and cumulative Exploration Expenditures of not less than $1,250,000 to be incurred and paid, both on or before the second anniversary of the Effective Date; and

(e)       cumulative Exploration Expenditures of not less than $2,500,000 to be incurred and paid, and a "Bankable Feasibility Study" (as hereinafter defined) to be completed and delivered, both on or before the third anniversary of the Effective Date.

1.02       In this agreement, "Exploration Expenditures" means all direct and indirect costs and expenses, however denominated, incurred by Geneva Gold on or in connection with the prospecting, exploration and development of the Property and shall include, without limiting generality:

(a)       all expenditures required to maintain the Property in good standing in accordance with the laws of the jurisdiction in which the Property is situated;

(b)       all expenditures required to acquire and maintain insurance pursuant to this agreement;

(c)       all expenditures made relating to reclamation, rehabilitation and protection of the environment; and

(d)       the management fee payable under the "Technical Services Agreement" referred to in paragraph 3.01 hereof.

1.03       If Geneva Gold fails to incur the Exploration Expenditures listed in paragraph 1.01 by the end of the last day on which the same was due to be incurred, Geneva Gold may, at any time within 15 days of such day, make a cash payment to the Optionor in an amount equal to the deficiency in the Exploration Expenditures. Any cash payment so made shall be deemed to have been Exploration Expenditures duly and properly incurred in an amount equal to the cash payment.

1.04       In this agreement, a written notice delivered by Geneva Gold to the Optionor by no later than 30 days after each of the dates listed in paragraph 1.01 on or before which Exploration Expenditures are to be incurred and paid and accompanied by a statement of a representative of Geneva Gold to the effect that the amount of Exploration Expenditures have been incurred and paid by the applicable date shall be conclusive evidence of the making thereof unless the Optionor questions the accuracy of such statement in writing within 15 days of receipt. If the Optionor questions the accuracy of the statement, the matter shall be referred to a firm of Chartered Accountants for final determination. If such firm determines, after having consulted with Geneva Gold, that the Exploration Expenditures incurred and paid were less than those reported by Geneva Gold, Geneva Gold shall not lose any of its rights hereunder provided Geneva Gold pays to the Optionor within 15 days of the receipt of the determination 100% of the deficiency in such Exploration Expenditures. If Geneva Gold makes such payment, it shall be deemed to have timely incurred and paid Exploration Expenditures equal to such payment and be deemed in full compliance with its obligations under paragraph 1.01. If the firm of Chartered Accountants determines that the Exploration Expenditures incurred were less than 95% of those reported by Geneva Gold, Geneva Gold shall pay the entire cost of the determination; it they were 95% to 105% of those reported by Geneva Gold, the cost of the determination shall be paid by Geneva Gold and the Optionor equally; if in excess of 105% of the Exploration Expenditures reported by Geneva Gold, the Optionor shall pay the entire cost of the Chartered Accountant's determination.

1.05       In this agreement, "Bankable Feasibility Study" means a "feasibility study" (as defined in National Instrument 43-101) demonstrating that commercial production from the Property is economically feasible.

2.          EXERCISE OF OPTION

2.01       Geneva Gold shall be deemed to have exercised the Option and shall have acquired a 66% undivided interest in and to the Property, by making aggregate cash payments to the Optionor of $350,000, by issuing to the Optionor 50,000 shares and by having incurred and paid for cumulative Exploration Expenditures of $2,500,000, all in accordance with Article 1 hereof.

2.02       If Geneva Gold exercises the Option, all further work on and with respect to the Property, and the subsequent relationship between the Optionor and Geneva Gold in relation to the Property shall be governed by a joint venture agreement between the parties (the "JVA"). The JVA shall be substantially the same as the Mining Joint Venture Agreement most recently published by the Continuing Legal Education Society of British Columbia, and shall include the material terms attached hereto as Schedule "B".

3.       TECHNICAL SERVICES AGREEMENT

3.01       During the currency of the Option Geneva Gold hereby engages St. Elias Mines Ltd., or a subsidiary thereof (in this agreement referred to as the "Operator"), as an independent contractor, to carry out all work on and in connection with the Property. Upon the execution of this agreement, the parties will in good faith, negotiate and execute a Technical Services Agreement, substantially in the form of Schedule "C".

3.02       The Operator shall prepare draft exploration programs for each calendar year, and shall deliver such programs to Geneva Gold not fewer than 45 days prior to the anticipated date for the commencement of such program. The first program shall cover the period from the date of execution of this agreement to the first anniversary of the Effective Date. The Operator and Geneva Gold shall review each draft program and budget, and each shall use its best efforts to agree with the other on the final program and budget terms and costs. However, in the event that consensus is not reached, the matter shall be determined by an independent "Qualified Person", as defined in National Instrument 43-101, as selected by the Operator.

3.03       During the currency of the Technical Services Agreement, Geneva Gold, at its sole risk and expense, shall have access to the Property at all reasonable times and intervals to review the Operator's operations thereon.

4.       OPTION ONLY

4.01       This agreement represents the granting of an option only, and except as herein specifically provided otherwise, nothing herein contained shall be construed as obligating Geneva Gold to do any acts or make any payments hereunder, and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating Geneva Gold to do any further act or make any further payment or payments.

5.        SHARE ISSUANCES

5.01       The parties acknowledge that the shares in the capital of Geneva Gold to be issued and delivered pursuant to this agreement may be subject to hold periods and legending requirements as required by applicable securities laws and regulation. For greater certainty, the shares of Geneva Gold to be issued to the Optionor hereunder shall be free of all restrictions on trading other than those imposed by law or a securities regulatory body with jurisdiction over Geneva Gold.

5.02       Geneva Gold has not granted or agreed to grant to the Optionor any rights (including piggyback registration rights), to have any securities of Geneva Gold registered with the U.S. Securities and Exchange Commission or registered or qualified with any other governmental authority.

6.       TRANSFER OF TITLE

6.01       Forthwith following the exercise of the Option, the Optionor shall deliver to Geneva Gold confirmation satisfactory to Geneva Gold that Geneva Gold is the beneficial owner of a 66% undivided interest in the Property, and the parties' respective interests in the Property shall be held in accordance with the terms and conditions of the JVA.

7.       RIGHT OF ENTRY

7.01       During the currency of this agreement until the JVA comes into effect, Geneva Gold, its servants, agents and workmen and any persons duly authorized by Geneva Gold, shall have the right of access to and from and, subject to sub-paragraph 11.01(f) hereof, the exclusive right to enter upon and take possession of and prospect, explore and develop the Property in such manner as Geneva Gold in its sole discretion may deem advisable. Geneva Gold hereby confirms that for the currency of the Technical Services Agreement, it assigns the foregoing rights to the Operator.

8.       REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

8.01       The Optionor hereby represents and warrants to Geneva Gold that:

(a)       the Optionor, or a wholly-owned subsidiary thereof, has the exclusive right to acquire a 95% beneficial interest in and to the Property pursuant to the Underlying Agreement;

(b)       to the best of its knowledge, the exploration concessions comprising the Property have been validly acquired and are now duly recorded and in good standing in accordance with the laws of the Republic of Peru;

(c)       it has full corporate power and authority to enter into this agreement;

(d)       the Underlying Agreement is in good standing, and no party is in default thereunder;

(e)       the entering into of this agreement does not conflict with any applicable laws or with its charter documents, nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is a party or by which it is bound;

(f)       the Optionor has the exclusive right to enter into this agreement and all necessary authority to assign to Geneva Gold a 66% right, title and interest in and to the Property in accordance with the terms and conditions of this agreement;

(g)       the Optionor has the exclusive right to receive 95% of the proceeds from the sale of minerals, metals, ores or concentrates removed from the Property and no person, firm or corporation, other than the Government of the Republic of Peru, is entitled to any royalty or other payment in the nature of rent or royalty on such materials removed from the Property or is entitled to take such materials in kind, other than the original vendor of the Property who is entitled pursuant to the Underlying Agreement to receive 5% of cash flow after the repayment of all preproduction costs;

(h)       the Property is free and clear of all liens, charges and encumbrances, other than those imposed by the Government of the Republic of Peru as part of the granting of the concessions comprising the Property and those arising from the Underlying Agreement; and

(i)       to the best of the Optionor's knowledge, information and belief, there are no actual, alleged or potential adverse claims, challenges, suits, actions, prosecutions, investigations or proceedings against or to the ownership of or title to the Property or any portion thereof, nor to the best of the Optionor's knowledge is there any basis therefor.

8.02       The representations and warranties hereinbefore set out are conditions upon which Geneva Gold has relied in entering into this agreement and shall survive the exercise of the Option, and the Optionor hereby forever indemnifies and saves Geneva Gold harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

9.       REPRESENTATIONS AND WARRANTIES OF GENEVA GOLD

9.01       Geneva Gold represents and warrants to the Optionor that:

(a)       it has full corporate power and authority to enter into this agreement;

(b)       the entering into of this agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound;

(c)       it is a company in good standing pursuant to the laws of the State of Nevada;

(d)        its authorized share capital consists of 200,000,000 common shares with a par value of $0.001 per common share, of which 41,200,000 common shares are issued and outstanding as of the date of this agreement;

(e)       the price of its common shares is quoted on the OTCBB;

(f)       the shares issued to the Optionor pursuant to this agreement will, when issued, be fully paid and non-assessable shares in the capital of Geneva Gold, free and clear of all charges, liens and encumbrances, and shall be free of all restrictions on trading other than those required by law or by any securities regulatory body having jurisdiction over Geneva Gold; and

(g)       it will incorporate a subsidiary under the laws of the Republic of Peru as soon as is necessary or desirable in order to carry out its obligations hereunder or to hold title to its interest in the Property.

9.02       The representations and warranties hereinbefore set out are conditions upon which the Optionor has relied in entering into this agreement and shall survive the exercise of the Option, and Geneva Gold hereby indemnifies and saves the Optionor harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

10.      COVENANTS OF THE OPTIONOR

10.01     The Optionor hereby covenants with and to Geneva Gold that:

(a)       it will, within 30 days following the execution and delivery of this agreement, provide Geneva Gold with all of the data and information in its possession or under its control relating to the Optionor's exploration activities on and in the vicinity of the Property;

(b)       until such time as the Option is exercised or otherwise terminates, it will not deal, or attempt to deal with its right, title and interest in and to the Property in any way that would adversely affect the right of Geneva Gold to become absolutely vested in a 66% undivided interest in and to the Property, free and clear of any liens, charges and encumbrances, other than the JVA; and

(c)       until such time as the Option is exercised or otherwise terminates, it will make the cash payment to the vendor in the amounts and by the times set out in the Underlying Agreement.

11.      COVENANTS OF GENEVA GOLD

11.01     Geneva Gold covenants and agrees with the Optionor that until the Option is exercised or otherwise terminates it shall:

(a)       carry out and record or cause to be carried out and recorded all such work upon the Property as may be required in order to maintain the Property in good standing at all times;

(b)       keep the Property clear of liens and other charges arising from its operations thereon;

(c)       in the absence of an executed Technical Services Agreement, carry on all operations on the Property in compliance with all applicable governmental regulations and restrictions;

(d)       pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees levied with respect to the Property or Geneva Gold's operations thereon;

(e)       in the absence of an executed Technical Services Agreement, indemnify and hold the Optionor harmless from and against any and all liabilities, costs, damages or charges arising from the failure of Geneva Gold to comply with the covenants contained in this article or otherwise arising from its operations on the Property;

(f)       allow the Optionor or any duly authorized agent or representative of the Optionor to inspect the Property upon giving Geneva Gold 48 hours written notice; PROVIDED HOWEVER that it is agreed and understood that the Optionor or any such agent or representative shall not interfere with Geneva Gold's activities on the Property and shall be at his own risk and that Geneva Gold shall not be liable for any loss, damage or injury incurred by the Optionor or its agent or representative arising from its inspection of the Property, however caused;

(g)       in the absence of an executed Technical Services Agreement, allow the Optionor access at all reasonable times and intervals to all factual maps, reports, assay results and other factual technical data prepared or obtained by Geneva Gold in connection with its operations on the Property;

(h)       in the absence of an executed Technical Services Agreement, prepare and deliver to the Optionor on or before January 31, a comprehensive annual report, setting out the work performed during each 12-month period following the Effective Date, together with copies of all material assay results and reports of sub-contractors;

(i)       provide the Optionor with copies of any and all documents filed by Geneva Gold with the Government of the Republic of Peru with respect to the Property; and

(j)       in the absence of an executed Technical Services Agreement, obtain and maintain or cause any contractor engaged by it hereunder to obtain and maintain, during any period in which active work is carried out hereunder, reasonably adequate insurance.

12.      TERMINATION

12.01     Geneva Gold, at any time after it has paid the Optionor $50,000 and has incurred and paid for Exploration Expenditures of not less than $500,000, may terminate this agreement at any time upon giving 30 days' written notice thereof to the Optionor.

12.02     Notwithstanding paragraph 12.01, if Geneva Gold fails to make any payment or fails to do any thing on or before the last day provided for such payment or performance under this agreement, the Optionor may terminate this agreement but only if:

(a)       it shall have first given to Geneva Gold written notice of the failure containing particulars of the payment which Geneva Gold has not made or the act which Geneva Gold has not performed; and

(b)       if the notice relates to a cash payment to the Optionor, Geneva Gold has not made such payment within five business days following delivery of the Optionor's notice; or

(c)       in every other case, Geneva Gold has not within 30 days following delivery of the Optionor's notice given notice to the Optionor that it has cured such failure or commenced proceedings to cure such failure by appropriate performance (Geneva Gold hereby agreeing that should it so commence to cure any failure it will prosecute the same to completion without undue delay).

12.03     Should Geneva Gold fail to make the payment contemplated in sub-paragraph 12.02(b) within the said five business days, this agreement shall be deemed to have terminated on the day following the last day provided for the payment the failure of which by Geneva Gold caused the Optionor to issue the notice referred to in subparagraph 12.02(a) hereof.

12.04     Should Geneva Gold fail to deliver the notice provided for in sub-paragraph 12.02(c) within the said 30 days, this agreement shall be deemed to have terminated on the day following the last day provided for the performance the failure of which by Geneva Gold caused the Optionor to issue the notice referred to in subparagraph 12.02(a) hereof.

12.05     Upon termination of this agreement under this article 12, Geneva Gold:

(a)       shall cause the Property to be maintained in good standing for a period of at least 12 months from the date of termination;

(b)       shall deliver to the Optionor, within 60 days of the effective date of termination, copies of all factual maps, reports, assay results and other factual data and documentation in its possession relating to its operations on the Property;

(c)       forfeits any and all interest in the Property hereunder and shall cease to be liable to the Optionor in debt, damages or otherwise save for the performance of those of its obligations which were not satisfied on the effective date of termination and which otherwise survive the termination of this agreement; and

(d)       shall vacate the Property within a reasonable time after such termin-ation, but shall have the right of access to the Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures therefrom.

13.      INDEPENDENT ACTIVITIES

13.01     Except as expressly provided herein, each party shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavours of any sort whatsoever, whether or not competitive with the endeavours contemplated herein without consulting the other or inviting or allowing the other to participate therein. No party shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of the endeavours contemplated herein. The legal doctrines of "corporate opportunity" sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of any party. In particular, without limiting the foregoing, no party shall have an obligation to any other party as to:

(a)       any opportunity to acquire, explore and develop any mining property, interest or right presently owned by it or offered to it outside the Property at any time; and

(b)       the erection of any mining plant, mill, smelter or refinery, whether or not such mining plant, mill, smelter or refinery treats ores or concentrates from the Property.

14.      CONFIDENTIALITY OF INFORMATION

14.01     Except as otherwise provided in this paragraph, both parties shall treat all data, reports, records and other information relating to this agreement and the Property as confidential. The text of any news release or any other public statements, other than those required by law or regulatory bodies or stock exchanges, which a party desires to make shall be sent to the other party for its comments prior to publication and shall not include references to the other party unless such party has given its prior consent in writing, such consent not to be unreasonably withheld. The text of any disclosure which a party is required to make by law, by regulatory bodies or stock exchanges shall be sent to the other party prior to filing in order that the other party may have the opportunity to comment thereon. For all public disclosure, whether required to be made or not, any reasonable changes requested by the non-disclosing party shall be incorporated into the disclosure document.

15.      ARBITRATION

15.01     If there is any disagreement, dispute or controversy (hereinafter collectively called a "dispute") between the parties with respect to any matter arising under this agreement or the construction hereof, then the dispute shall be determined by arbitration in accordance with the following procedures:

(a)       the parties to the dispute shall appoint a single mutually acceptable arbitrator. If the parties cannot agree upon a single arbitrator, then the party on one side of the dispute shall name an arbitrator, and give notice thereof to the party on the other side of the dispute;

(b)       the party on the other side of the dispute shall within 14 days of the receipt of notice, name an arbitrator; and

(c)        the two arbitrators so named shall, within seven days of the naming of the later of them, name a third arbitrator.

If the party on either side of the dispute fails to name its arbitrator within the allotted time, then the arbitrator named may make a determination of the dispute. Except as expressly provided in this paragraph, the arbitration shall be conducted in Vancouver, B.C. and in accordance with the Commercial Arbitration Act (British Columbia). The decision shall be made within 30 days following the naming of the latest of them, shall be based exclusively on the advancement of exploration, development and production work on the Property and not on the financial circumstances of the parties, and shall be conclusive and binding upon the parties. The costs of arbitration shall be borne equally by the parties to the dispute unless otherwise determined by the arbitrator(s) in the award.

16.      DELAYS

16.01     If any party should be delayed in or prevented from performing any of the terms, covenants or conditions of this agreement by reason of a cause beyond the control of such party, whether or not foreseeable, including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, aboriginal land claims and blockades, strikes, lockouts, wars, acts of God, government regulation (including currency control) or interference or the inability to secure on reasonable terms any private or public permits or authorizations, then any such failure on the part of such party to so perform shall not be deemed to be a breach of this agreement and the time within which such party is obliged to comply with any such term, covenant or condition of this agreement shall be extended by the total period of all such delays. In order that the provisions of this article may become operative, such party shall give notice in writing to the other party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof, and the day upon which the same arose, and shall take all reasonable steps to remove the cause of such delay or prevention, and shall give like notice forthwith following the date that such cause ceased to subsist.

17.      ASSIGNMENT

17.01     Either party may at any time dispose of all or any part of its interest in and to the Property and this agreement to any third party (the "Assignee") provided that the Assignee shall, prior to and as a condition precedent to such disposition, deliver to the non-assigning party its covenant with and to the non-assigning party that:

(a)       to the extent of the disposition, the Assignee agrees to be bound by the terms and conditions of this agreement as if it had been an original party hereto; and

(b)       it will subject any further disposition of the interest acquired to the restrictions contained in this paragraph;

AND FURTHER PROVIDED THAT the non-assigning party shall have given its prior written consent to such disposition, such consent not to be unreasonably withheld or delayed.

18.      NOTICES

18.01     Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered air mail or by fax, addressed as follows:

In the case of the Optionor:

ST. ELIAS MINES LTD.
#314 - 800 West Pender Street
Vancouver, B.C. V6C 2V6
Attention: President
Fax No: (604) 669-9626

With a copy to:

VECTOR CORPORATE FINANCE LAWYERS
Barristers and Solicitors
Suite 1040, 999 West Hastings Street
Vancouver, BC V6C 2W2
Attention: Graham H. Scott
Fax No: (604) 683-2643

In the case of Geneva Gold:

GENEVA GOLD CORP.
1005 Terminal Way, Suite 110
Reno, Nevada, 89502
Attention: President
Fax No: (775) 788-2020

With a copy to:

Lang Michener LLP
Suite 1500, 1055 West Georgia Street
Vancouver, BC V6E 4N7
Attention: Thomas J. Deutsch
Fax No: (604) 893-2679

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the third business day following the date of mailing, or, if faxed, on the next succeeding business day following the faxing thereof PROVIDED HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

19.      GENERAL TERMS AND CONDITIONS

19.01     The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this agreement, including the execution of such agreements as may be necessary to comply with the applicable laws of the Republic of Peru.

19.02     This agreement shall represent the entire understanding between the parties with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings between them with respect to the Property. In particular, upon the execution and delivery of this agreement, that Letter of Intent dated January 22, 2007, between the Optionor and Geneva Gold shall automatically terminate. No representations or inducements have been made save as herein set forth. No changes, alterations, or modifications of this agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by both parties hereto.

19.03     The titles to the articles to this agreement shall not be deemed to form part of this agreement but shall be regarded as having been used for convenience of reference only.

19.04     The schedules to this agreement shall be construed with and form an integral part of this agreement to the same extent as if they were set forth verbatim herein.

19.05     All references to dollar amounts contained in this agreement are references to United States funds.

19.06     This agreement will be exclusively governed by, and interpreted and construed in accordance with, the laws prevailing in the Province of British Columbia, without reference to its jurisprudence regarding conflict of laws. To the extent that any party to this agreement seeks a remedy from a court, the parties irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the Province of British Columbia and all courts having appellate jurisdiction thereover.

19.07     This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

19.08     This agreement may be signed by the parties hereto in as many counterparts as may be necessary and, if required, by facsimile, each of which so signed being deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date as set forth on the front page of this agreement.

               IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the day and year first above written.

The COMMON SEAL of ST. ELIAS MINES LTD. was hereunto affixed in the presence of: /s/ Lori McClenahan _______________________________________ LORI MCCLENAHAN _______________________________________	) ) ) ) ) ) ) ) )	c/s

The COMMON SEAL of GENEVA GOLD CORP. was hereunto affixed in the presence of: /s/ Marcus M. Johnson _______________________________________ MARCUS M. JOHNSON _______________________________________	) ) ) ) ) ) ) ) )	c/s

This is page 15 of that certain agreement dated January 22, 2007, between ST. ELIAS MINES LTD. of the first part and GENEVA GOLD CORP. of the second part.

SCHEDULE "A"

TO THAT PROPERTY OPTION AGREEMENT MADE AS OF JANUARY 22, 2007, BETWEEN ST. ELIAS MINES LTD. OF THE FIRST PART AND GENEVA GOLD CORP. OF THE SECOND PART

THE "PROPERTY"

NAME OF CONCESSION	AREA (HECTARES)	CONCESSION NUMBER
VILCORO 1	200	01-00266-03
VILCORO 2	400	01-00949-03

Both Concessions are shown on map sheet 17-g, northeast of the Pueblo of Santiago de Chuco, in the District of Santiago de Chuco, Province of Santiago de Chuco, Department of La Libertad, Peru.

SCHEDULE "B"

TO THAT CERTAIN AGREEMENT MADE AS OF JANUARY 22, 2007, BETWEEN ST. ELIAS MINES LTD. OF THE FIRST PART AND GENEVA GOLD CORP. OF THE SECOND PART

VILCORO PROPERTY

MATERIAL TERMS OF THE JOINT VENTURE AGREEMENT

1.          Until the commencement of commercial production from the Property, Geneva Gold shall contribute 100% of all costs on and with respect to the Property. Following the commencement of commercial production, Geneva Gold shall be entitled to 100% of all cash flow from the Property, until such time as it has recouped its entire preproduction costs, after which time cash flow shall be distributed to each party, and all costs will be funded by each party in proportion to its percentage undivided Property interest ("Interest") from time to time.

2.          All operations on and in connection with the Property shall be managed by a committee (the "Management Committee") comprising two representatives of each party. All decisions of the Management Committee shall be made by simple majority of the votes cast. The representative of a party in the Management Committee shall have such number of votes as equals such party's Interest at the time of the vote. If there is a tied vote, the representative of the Operator shall have the additional casting vote.

3.          All operations on and in connection with the Property shall be carried out exclusively by the "Operator". The Operator shall have the right to retain such subcontractors as it sees fit. Geneva Gold shall be the initial Operator and shall remain as the Operator for so long as its Interest is 50% or greater. If Geneva Gold's Interest is less than 50%, the party with the highest Interest shall be the Operator.

4.          At the commencement of the joint venture, the parties' respective Interests shall be as follows:

Party	Interest
Geneva Gold	66%%
St. Elias.	34%

SCHEDULE "C"

TO THAT CERTAIN AGREEMENT MADE AS OF JANUARY 22, 2007, BETWEEN ST. ELIAS MINES LTD. OF THE FIRST PART AND GENEVA GOLD CORP. OF THE SECOND PART

THE "TECHNICAL SERVICES AGREEMENT"

Geneva Gold Corp
1005 Terminal Way, Suite 110
Reno, Nevada, 89502

January 22, 2007

Attention:Lori McClenahan, President

ST. ELIAS MINES LTD.
Suite 314 - 800 West Pender Street
Vancouver, B.C. V6C 2V6

Dear Sirs:

               Re:          VILCORO Property, Peru

               This letter will confirm our agreement relating to work to be undertaken by ST. ELIAS MINES LTD. ("St. Elias") in the capacity of an independent contractor on the VILCORO Property (the "Property") located in Peru, as more fully described in Schedule "A" attached hereto. The parties acknowledge that GENEVA GOLD CORP. ("Geneva Gold") has the exclusive right to acquire an interest in the Property from St. Elias, as Optionor, pursuant to the agreement (the "Option Agreement") dated January 22, 2007, between Geneva Gold and St. Elias. The parties further acknowledge that this agreement does not, and is not intended to, amend in any way the terms of the Option Agreement. The current program contemplates ♦ and related exploration activities as outlined in Schedule "B" hereto.

               Kindly sign and return the enclosed duplicate copy of this letter confirming our agreement. The terms set forth below shall then form a contract binding upon both of us.

1.          Description of Work

Geneva Gold Corp. ("Geneva Gold") hereby retains St. Elias to manage and implement exploration work on the Property in accordance with the budget as presented in Schedule "B". St. Elias will commence field work in ♦ , 2007, with planning and organizational work having been started in ♦ , 2007.

2.          Payment

Geneva Gold, in consideration of St. Elias acting as the Operator in accordance with the Option Agreement, will pay to St. Elias 8% of all costs incurred. St. Elias will use its best efforts to complete the work in accordance with the budget as presented in Schedule "B".

2

St. Elias shall be entitled to invoice Geneva Gold, no more frequently than monthly, and no more than two months in advance, for the exploration expenditures reasonably anticipated to be incurred in any calendar month. Each monthly statement shall include a reconciliation of invoices and actual expenditures incurred from the month for which advance cash calls were made. Terms shall be 30 days net. St. Elias shall have no obligation to provide its services hereunder unless it is in receipt of funds from Geneva Gold.

3.          Changes to Work

Site conditions, fieldwork and weather may necessitate changes to the exploration program. All changes to the scope of the work will require the written authorization from Geneva Gold, and any such changes shall not be binding upon Geneva Gold until such authorization has been given. Notwithstanding the foregoing, Geneva Gold has the right to change the scope of the work program at any time upon giving notice to St. Elias, provided that such changes do not result in Geneva Gold being in default of its expenditure commitments under the Option Agreement.

4.          Force Majeure

In the event of fires, floods, storms, slides, transportation disruptions (e.g. in air or highway transport), ordered work stoppages or closures, adverse weather, political or social instability or unsafe conditions, or a similar event beyond the control of St. Elias (a "Force Majeure Event"), and St. Elias is delayed or prevented from performing the work as a result of the Force Majeure Event, St. Elias will use its reasonable efforts to resume work with the least possible delay. However, in the event such failure is caused by a Force Majeure Event, then during the period of the Force Majeure Event St. Elias shall not be liable to Geneva Gold for failing to perform the work, and Geneva Gold shall not be liable to St. Elias (in its capacity as Optionor) under the Option Agreement.

5.          Stop Work

In the event:

(a)       that the nature of the Force Majeure Event is such that the work cannot be continued or has been or will be delayed for an excessive period of time; or

(b)       Geneva Gold fails to comply with its payment obligations or is otherwise in default under the terms of this agreement;

St. Elias shall have the right to terminate completion of the work and Geneva Gold shall be responsible for payment of the work performed to the date of termination together with all reasonable costs for demobilization of field personnel and equipment.

6.          Obligations

Subject to the terms of this agreement it shall be the responsibility of St. Elias to complete the work in a competent manner and in accordance with accepted geological practice in Peru and to have in force public liability insurance in an amount that is customary for operators carrying out like operation in the vicinity of the Property. It shall also be the responsibility of St. Elias:

(a)       to ensure that St. Elias and any subcontractors have full right and all permissions necessary (from property owners or governmental authorities, etc.) prior to commencement of the work;

(b)       to ensure that the work contemplated to be performed by St. Elias will not contravene any laws, ordinances, by-laws (including, without limitation, environmental and other laws) or other restrictions affecting the site.

3

It shall be the responsibility of Geneva Gold:

(a)       to obtain any bonds, in St. Elias's name, with respect to reclamation work which may be required following the work to be performed by St. Elias; and

(b)       to remit payments in accordance with paragraph 2.

7.          Indemnity

St. Elias shall conduct all work on the site in a good and workmanlike manner and shall adhere to all regulations and practices to protect human life and health, and the environment. Furthermore, St. Elias shall indemnify Geneva Gold from all liability of whatsoever nature, including death and injury of any person, resulting from it or its subcontractors, activities in and in connection with the Property; excepting that St. Elias shall not be responsible for any such liability resulting from the acts of Geneva Gold, its employees or contractors.

8.          Sub-Contracts

St. Elias shall not enter into a service contract with any party involving expenditures in excess of $50,000 without first consulting Geneva Gold and obtaining its approval of the contract documents, such approval not to be unreasonably withheld.

9.          Entire Agreement

Subject to the acknowledgment regarding the Option Agreement contained in the introductory paragraph of this agreement, the foregoing is the entire agreement between the parties and supersedes any prior understanding whether written or oral. Any amendment to this agreement shall be in writing and signed by the parties hereto.

10.        Applicable Law

This agreement shall be governed by and interpreted in accordance with the laws in effect in British Columbia, and is subject to the exclusive jurisdiction of the Courts of British Columbia.

               If you are in agreement with the foregoing, please acknowledge receipt and confirm your agreement with above terms by signing below and returning the signed copy to us as soon as possible.

Yours very truly,

Geneva Gold Corp.

Per:
_____________________
Marcus Johnson, President

ACKNOWLEDGMENT AND AGREEMENT

ST. ELIAS MINES LTD. hereby acknowledges receipt of this letter and confirms its agreement with the terms set out above. By the signature of its authorized officer below, ST. ELIAS MINES LTD. acknowledges a binding agreement between Geneva Gold Industries, Inc and ST. ELIAS MINES LTD.
____________________________ Lori McClenahan, President ST. ELIAS MINES LTD.	_________________________ Date

Dated:                                                                                                                                                                               January 22, 2007

BETWEEN:

ST. ELIAS MINES LTD.

OF THE FIRST PART

AND:

GENEVA GOLD CORP.

OF THE SECOND PART

VILCORO PROPERTY
PROPERTY OPTION AGREEMENT

VECTOR Corporate Finance Lawyers
Barristers & Solicitors
Suite 1040, 999 West Hastings Street
Vancouver, B.C. V6C 2W2

(604) 683-1102

GHS